UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-A

(Amendment No. 3)

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

1606 CORP.
(Exact name of registrant as specified in its charter)

Nevada	86-1497346
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

7372

Primary Standard Industrial Classification Code Number

2425 E. Camelback Rd Suite 150

Phoenix, AZ 85016

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arun K. Arora

7866 Sirens Song Court

Las Vegas, NV 89139

(800) 325-2671

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brian Higley, Esq.

Business Legal Advisors, LLC

14888 Auburn Sky Drive

Draper, Utah 84020

Telephone: (801) 634-1984

E-Mail: brian@businesslegaladvisor.com

PRELIMINARY OFFERING CIRCULAR SUBJECT TO COMPLETION,

DATED DECEMBER 11, 2024

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

1606 CORP.

$2,000,000

20,000,000 SHARES OF COMMON STOCK

$0.10 PER SHARE

This is the offering of securities of 1606 Corp., a Nevada corporation (the “Company,” “CW,” “we,” “our” and “us”). We are offering for sale a total of 20,000,000 shares of our Common Stock at a fixed price of between $0.02 and $0.10 per share (the “Shares”) in a “Tier 2 Offering” under Regulation A (the “Offering”). The Company intends to price this offering after qualification pursuant to Rule 253(b). In computing the aggregate offering price of the Offering, which is up to $2,000,000, the Company used the upper end of the range, which is $0.10, as required by Rule 253(b)(2)(ii).

The Offering will terminate at the earlier of: (1) the date at which 20,000,000 Shares have been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), subject to a 90-day extension at the discretion of the Company, or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”). This Offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings.

The minimum investment amount for a single investor is in the cumulative principal amount of $500. Subscriptions are irrevocable and the purchase price is non-refundable, as expressly stated in this Offering Circular. The proceeds of this Offering will not be placed into an escrow account. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our bank account and may utilize the proceeds immediately in accordance with the “Use of Proceeds.”

The Company, by determination of the board of directors of the Company, in its sole discretion, may issue Common Stock under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate Offering price is to be based on the price at which the Common Stock is offered for cash. Any portion of the aggregate Offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the Common Stock. If the Common Stock is not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Our Chief Executive Officer, Austen Lambrecht, is the sole holder of our Series B Super Voting Preferred Stock (the “Series B Preferred Stock”), owns shares of Class A Preferred Stock, and owns shares of Common Stock. If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, have voting rights equal to 10 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting. Due to his ownership of shares of Series B Preferred Stock, Mr. Lambrecht controls a majority of the voting power of our Company. For so long as each of Mr. Lambrecht holds all of the shares of Series B Preferred Stock he is expected to hold a majority of our issued and outstanding voting power and he will control the outcome of matters submitted to a stockholder vote, including the appointment of all directors of the Company.

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under How to Calculate Net Worth elsewhere in this Offering Circular). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We expect to commence the offer and sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the SEC. Our Common Stock is quoted on the OTC Markets under the symbol “CBDW.”

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

	Maximum Number of Shares(3)	Offering Price	Commissions(4)	Net Proceeds to the Company before expenses(5)
Per Share(1)(2)	20,000,000	$0.10	-	$2,000,000
Total	20,000,000		-	$2,000,000

(1)	We are offering shares on a continuous basis.

(2)

This is a “best efforts” offering. The proceeds of this Offering will not be placed into an escrow account. We will offer the Shares on a best-efforts basis primarily through our website. Upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our bank account and may dispose of the proceeds in accordance with the “Use of Proceeds.” See “THE OFFERING.”

(3)

In computing the maximum number of shares of Common Stock offered by the Company, we assumed an initial public offering price of $0.10 per share of Common Stock, which is the upper end of the price range from $0.02 to $0.10 per share. The fixed initial public offering price per share in the range from $0.02 to $0.10 per share will be determined within 15 business days of qualification of the Offering Statement by the SEC. The Company intends to price this offering after qualification pursuant to Rule 253(b). In computing the aggregate offering price of this Offering, which is up to $2,000,000, the Company used the upper end of the range, which is $0.10, as required by Rule 253(b)(2)(ii).

(4)	We have not entered into any broker-dealer agreement as of the date of this Offering. We may enter into a broker-dealer agreement with a registered FINRA for the administration of this Offering.

(5)	Excludes estimated total offering expenses, will be approximately $1,980,500 assuming the maximum Offering amount is sold.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this Offering Circular is December 11, 2024

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OFFERING CIRCULAR SUMMARY

About 1606 Corp.

1606 Corp., a Nevada corporation (the “Company,” “we,” or “us”) was incorporated in Nevada in February 2021 as a spin-off from Singlepoint Inc. in April 2021. We started by offering a tobacco- and nicotine-free smoking alternative called “1606 Original Hemp.” We started to sell hemp, aroma-free cigarettes, first by reselling the star brand, and eventually our own brand called “TRUZ.” The brands expanded to include “Singlez,” an individually packeted version of the TRUZ hemp cigarettes. This business has been discontinued.

In August of 2023, we decided to use our knowledge of the cannabidiol (“CBD”) industry to move into AI chatbots specifically made for the CBD industry. We partnered with ARXT Labs to create a proprietary Chatbot using AI to answer customer questions and recommend a product based on their answers and preferences. We then signed a distribution contract with Cool Blue Distribution to sell the service to CBD companies as well as offer their CBD expertise through Cool Blue’s owner, Don Flanagan. In late 2023, we debuted our first chat bot, “chatCBDW by CBDW AI,” and began signing up customers to test and implement the bot on their CBD websites.

With our corporate headquarters located in Phoenix, Arizona, our executive team experienced in CBD products, and our board’s knowledge of the technology and AI spaces, we believe we are positioned to become the market leader for AI Bot technology.

We also see the future potential for our chatbot technology to expand beyond the CBD industry to any industry with issues with consumer questions and indecisive over product choices. This includes the solar, beauty, and auto parts industries among many others.

In computing the maximum number of shares of Common Stock offered by the Company, we assumed an initial public offering price of $0.10 per share of Common Stock, which is the upper range of the price range from $0.02 to $0.10 per share. The fixed initial public offering price per share in the range from $0.02 to $0.10 per share will be determined upon 15 business days of qualification of the Offering Statement by the SEC pursuant to Rule 253(b). In computing the aggregate offering price of this Offering, which is up to $2,000,000, the Company used the upper end of the range, which is $0.10, as required by Rule 253(b)(2)(ii).

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Summary of the Offering

The Issuer:	1606 Corp., a Nevada corporation.

Securities Offered:	A maximum of 20,000,000 shares. There is no minimum number of shares that must be sold by us for the Offering to close.

Number of Shares of Common Stock Outstanding Before the Offering:	104,251,332 shares of Common Stock issued and outstanding as of December 11, 2024.

Number of Shares of Common Stock to be Outstanding After the Offering:	20,000,000 shares of Common Stock, if the maximum number of Shares is sold.

Price Per Share:	$0.10.

Maximum Offering amount:	20,000,000 shares at $0.10 per share, or $2,000,000 (See “Distribution.”)

Minimum Investment:	The minimum investment amount for a single investor is in the cumulative principal amount of $500.

Trading Market:	Our Common Stock is trading on the OTC Pink under the symbol “CBDW.”

Use of Proceeds:	See “Use of Proceeds” below.

Termination of the Offering:

The Offering will terminate at the earlier of: (1) the date at which 20,000,000 Shares have been sold, (2) the date which is one year after this Offering is qualified by the SEC, subject to a 90-day extension at our sole discretion, or (3) the date on which this Offering is earlier terminated by us, in our sole discretion.

Risk Factors:

The purchase of our common stock involves a high degree of risk. The common stock offered in this Offering Circular is for investment purposes only.

Please refer to the sections entitled “Risk Factors” and “Dilution” before making an investment in this Offering.

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RISK FACTORS

You should be aware that there are various risks to an investment in our Common Stock. You should carefully consider these risk factors, together with all the other information included in this Offering Circular, before you decide to invest in shares of our Common Stock.

If any of the following risks were to develop, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our Common Stock could decline, and investors may lose all or part of their investment.

Risks Related to our Business

Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The burden of government regulation on CBD industry participants, including growers, suppliers and consumers (which all have an effect on our ability to implement our business plan), is uncertain and difficult to quantify. There is no assurance that we will ever earn revenue or a profit.

There is no assurance that any of our research and development activities will result in any proprietary technology.

We have developed and are in the process of launching an algorithm for the CBD market. Competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers.

Our business is speculative and dependent upon acceptance of our products by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

Operating an online store open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our online store is only to be used by users who are over 18 years old. However, it is impractical to independently verify that all visitors to our online store fit into this description. As such, we run the risk of liability for use by those under 18 years old.

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New online store features could fail to attract new customers, retain existing customers, or generate revenue.

Our business strategy is dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing online stores or decrease their use of our online store. To date, our online retail platform, is only in its beginning stages and it has not begun to generate revenue. There is no guarantee that individual customers will use these features and as a result, we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our online store:

•	Emergence of competing websites and online retail stores;

•	Inability to convince potential customers to shop at our online store;

•	A decrease or perceived decrease in the quality of products at our online store;

•	An increase in content that is irrelevant to our users;

•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

•	An increase in the level of advertisements may discourage user engagement;

•	A rise in safety or privacy concerns; and

•	An increase in the level of spam or undesired content on the network.

Unfavorable publicity or consumer perception of our products or any similar products distributed by other companies could have a material adverse effect on our business and financial condition.

We believe our product sales will be highly dependent on consumer perception of the safety, quality and efficacy of the products offered on our platform through our algorithm. Consumer perception of those products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, and other publicity including publicity regarding the legality, safety or quality of particular ingredients or products and CBD markets in general. From time to time, there is unfavorable publicity, scientific research or findings, litigation, regulatory proceedings and other media attention regarding our industry. There can be no assurance that future publicity, scientific research or findings, litigation, regulatory proceedings, or media attention will be favorable to the CBD market or any particular product or ingredient, or consistent with earlier publicity, scientific research or findings, litigation, regulatory proceedings or media attention. Adverse publicity, scientific research or findings, litigation, regulatory proceedings or media attention, whether or not accurate, could have a material adverse effect on our business and financial condition. In addition, adverse publicity, reports or other media attention regarding the safety, quality, or efficacy of the products offered through our platform or ingredients of CBD products in general, or associating the use of our products or ingredients in general with illness or other adverse effects, whether or not scientifically supported or accurate, could have a material adverse effect on our business and financial condition.

We are subject to numerous potential regulatory matters. If the DEA were to take actions against CBD products as Schedule 1 controlled substances, it could cause us to cease operations.

The Drug Enforcement Administration (“DEA”) which enforces the controlled substances laws of the United States has issued various rules and announcements concerning various items considered to be marihuana extracts which may encompass CBD. The DEA has created a separate Administration Controlled Substances Code number for marijuana extract, defined to cover an extract containing one or more cannabinoids, and stated that such extracts will continue to be treated as Schedule I controlled substances.

If the DEA were to take actions against CBD products as Schedule 1 controlled substances or restrict the marketing or distribution of any CBD product, it would likely result in us ceasing operations.

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Our business is dependent upon available suppliers on our platform.

We are entering into agreements with suppliers who will make their products available on our platform and have currently not entered into any definitive agreements. Although we do not anticipate difficulty in obtaining suppliers, we can offer no assurance that such difficulties will not arise. The inability of suppliers who participate on our platform to obtain sufficient quantities of raw materials at competitive prices would have a material adverse effect on our business, financial condition and results of operations as well.

We have no control over the manufacturing and quality of the products we sell.

We do not manufacture any of the products that will be sold through our platform. Consequently, we will have no control over manufacturing practices of those suppliers who. We will put forth considerable efforts to ensure that the products that are sold through our platform are safe and comply with all applicable regulations. In spite of these efforts, there is a risk that we could inadvertently resell products which fail to comply with applicable regulations or have other quality defects. If this were to occur, we could be forced to defend regulatory or civil claims or take other actions, any of which could have a material adverse effect upon our business.

We face an inherent risk of exposure to product liability claims in the event that the products which are sold through our platform allegedly cause personal injury.

We face an inherent risk of exposure to product liability claims in the event that the products which are sold through our platform allegedly cause personal injury. Although we have not experienced any significant losses due to product liability claims, we may experience such losses in the future. We do not currently maintain insurance against product liability claims. A successful claim brought against us could have a material adverse effect upon our business.

Intellectual property rights claims may adversely affect an investment in us.

We are not aware of any intellectual property claims that may prevent us from operating; however, third parties may assert intellectual property claims relating to our technology. Regardless of the merit of an intellectual property or other legal action, any legal expenses to defend or payments to settle such claims would be extremely expensive and be borne by us. Additionally, a meritorious intellectual property claim could prevent us from operating and force us to liquidate. As a result, an intellectual property claim against us could adversely affect an investment in us.

Internet security poses a risk on business operations and management budgets.

Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Economic Environment

Our operations could be affected by general economic context conditions should the unemployment level, interest rates or inflation reach levels that influence consumer trends, and consequently, impact our sales and profitability. Also, general demand for banking services and alternative banking or financial services cannot be predicted, and future prospects of such areas might be different from those predicted by our management.

Limited Operating History

Our business was only spun out from Singlepoint Inc. (“Singlepoint”) in early 2021 and has generated minimal revenue. We have no agreements with Singlepoint to assist in the operation of our business. We are therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources, and lack of revenues. There is no assurance that we will be successful in achieving a return on our shareholders’ investment and the likelihood of success must be considered in light of the early stage of operations. We purchased our inventory from Singlepoint in June 2021 in exchange for the issuance of a promissory note which provides for monthly payments through August 2024, none of which have been made. As we have generated limited revenues to date, we may not be able to repay this note and we may be subject to default on this note.

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Reliance on Management

Another risk associated with our business is the loss of important staff members. Our success will be dependent upon the ability, expertise, judgment, discretion and good faith of its senior management and key personnel. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results or financial condition.

If we lose the services of our Chief Executive Officer, our operations could be disrupted, and our business could be harmed.

Our business plan relies significantly on the continued services of Austen Lambrecht, our Chief Executive Officer. If we were to lose the services of Mr. Lambrecht, our ability to execute our business plan could be materially impaired. We are not aware of any facts or circumstances that suggest he might leave us.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, management transition periods are often difficult as the new employees gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. Until we integrate new personnel, and unless they are able to succeed in their positions, we may be unable to successfully manage and grow our business, and our financial condition and profitability may suffer.

Further, to the extent we experience additional management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer. Moreover, our operations could be negatively affected if employees are quarantined as the result of exposure to a contagious illness such as COVID-19.

Insurance and Uninsured Risks

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labor disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability. Although the Company maintains and intends to continue to maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with its operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in our operations is not generally available on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

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Difficulty to Forecast

We must rely largely on own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of our industry. A failure in the demand for our products to materialize, as a result of competition, technological change, or other factors could have a material adverse effect on our business, results of operations and financial condition.

Management of Growth

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

We will need significant additional financing to further commercialize our products, and we may not be able to obtain such financing on acceptable terms or at all.

We will require additional financing in the near and long term to fully execute our business plan. We anticipate that we will need additional financing to enhance our sales and marketing team, as well as to cover our operational costs.

The market conditions and the macroeconomic conditions that affect the markets in which we operate could have a material adverse effect on our ability to secure financing on acceptable terms, if at all. We may be unable to secure additional financing on favorable terms, or at all, or our operating cash flow may be insufficient to satisfy our financial obligations. The terms of additional financing may limit our financial and operating flexibility. Our ability to satisfy our financial obligations will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. Furthermore, if financing is not available when needed, or is not available on acceptable terms, we may be unable to take advantage of business opportunities or respond to regulatory pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may utilize one or more types of capital raising in order to fund any initiative in this regard, including the issuance of new equity securities and new debt securities, including debt securities convertible into shares of our common stock. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into shares of our common stock, our existing stockholders could suffer significant dilution in their percentage ownership of our company. In addition, any new securities we issue could have rights, preferences, and privileges senior to those of holders of our common stock, and we may grant holders of such securities rights with respect to the governance and operations of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Global Economy Risk

An economic downturn of global capital markets has been shown to make the raising of capital by equity or debt financing more difficult. Our Company may be dependent upon the capital markets to raise additional financing in the future. As such, the Company is subject to liquidity risks in meeting its future operating cost requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact our ability to raise equity or obtain loans and other credit facilities in the future and on terms favorable to our Company and its management. If uncertain market conditions persist, our ability to raise capital could be jeopardized, which could have an adverse impact on our operations.

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Negative Impact of Regulatory Scrutiny on Raising Capital

Our business activities will rely on newly established and/or developing laws and regulations in multiple jurisdictions. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely our profitability or cause it to cease operations entirely. The hemp industry may come under scrutiny or further scrutiny by the FDA, Securities and Exchange Commission, the Department of Justice, the Financial Industry Regulatory Authority or other applicable federal, state, or non- governmental regulatory authorities or self- regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations, or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of our ability to raise additional capital, create a public trading market for securities of the Company or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the Company.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenues.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is important that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

Brand name recognition and acceptance of our products are critical to our success. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by distributors and consumers. Any failure of our brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results. Our investments in marketing as well as our strong commitment to product quality are intended to have a favorable impact on brand image and consumer preferences. Unfavorable publicity, or allegations of quality issues, even if false or unfounded, could tarnish our reputation and brand image and may cause consumers to choose other products. In addition, if we do not adequately anticipate and react to changing demographics, consumer and economic trends, health concerns and product preferences, our financial results could be adversely affected.

Changes in government regulation or failure to comply with existing regulations could adversely affect our business, financial condition and results of operations.

Our business is subject to various federal, state and local laws and regulations, including those governing marketing, advertising, sales, pricing, product liability, antitrust, labor, compliance and control systems, and/or data privacy. Changes in existing laws or regulations could require material expenses and negatively affect our financial results through lower sales or higher costs.

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Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (“IT”) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Risks Related to Our Common Stock

The market for our common stock may be subject to penny stock restrictions, which may result in lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as an equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. Our common stock is currently subject to the penny stock rules, and it is probable that our common stock will continue to be considered to be a penny stock for the foreseeable future. This classification materially and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker--dealer approve a person’s account for transactions in penny stocks, and the broker--dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

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To approve a person’s account for transactions in penny stocks, the broker--dealer must obtain financial information, investment experience and objectives of that person and make a reasonable determination that transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker--dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker--dealer made the suitability determination, and

•	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to, both, the broker--dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker--dealers may desire to not engage in the necessary paperwork and disclosures required to sell our common stock, and broker--dealers may encounter difficulties in their attempt to sell our common stock, which may affect the ability of holders to sell our common stock in the secondary market and have the effect of reducing trading activity in the secondary market of our common stock. These additional sales practices and disclosure requirements could impede the sale of our common stock. In addition, the liquidity of our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will continue to be subject to such penny stock rules for the foreseeable future and our stockholders will, quite probably, have difficulty selling our common stock.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The price of our common stock may be volatile, and the value of our common stock could decline.

The trading price of our common stock may be volatile. The trading price of our common stock may fluctuate widely in response to various factors, many of which are beyond our control.

In addition, the stock markets have experienced extreme price and volume fluctuations in recent years that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many such companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such a company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

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The market price of our common stock may be volatile or may decline regardless of the Company’s operating performance, and you may not be able to resell your shares at or above the initial public offering price and the price of our common stock may fluctuate significantly.

Our stock is trading on the OTC Pink. The market price of our common stock may be volatile and fluctuates widely in price in response to various factors, which are beyond our control.

Furthermore, we must note that the price of our common stock may not necessarily be indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance management’s ability to maintain control of our Company.

Our management owns a significant majority of outstanding shares. In addition, our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Although transactions, other than those described in this Offering Circular, are not currently being contemplated or discussed, our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our Company or participate in other transactions, including entering into possible business combinations, without the support of other shareholders.

Our management controls all corporate activities and can approve all transactions, including mergers, without the approval of other shareholders.

Our management holds preferred shares that give it the right to a majority of votes. Therefore, our management effectively controls all corporate activities and can approve transactions, including possible mergers, issuance of shares and compensation levels, without the approval of other shareholders. The decisions of our management may not be consistent with or in the best interests of other shareholders.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. Thus, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our stockholders have limited voting power compared to the holder of our Series B Preferred Stock.

Our Chief Executive Officer, Austen Lambrecht, is the sole holders of our Series B Preferred Stock and, along with his ownership of Class A Preferred Stock and common stock, owns a substantial percentage of our Common Stock and control a majority of the voting power of our Company. For so long as Austen Lambrecht holds all of the shares of Series B Preferred Stock, Class A Preferred Stock, and Common Stock, he is expected to hold a majority of our outstanding voting power and they will control the outcome of matters submitted to a stockholder vote, including the appointment of all directors of the Company.

Our management controls all corporate activities and can approve all transactions, including mergers, without the approval of other stockholders.

Our Chief Executive Officer, Austen Lambrecht, is the sole holder of our Series B Preferred Stock and, along with his ownership of Class A Preferred Stock and common stock that gives him the rights to a super majority of votes of our Company. Other members of our management also own shares of our Class A Preferred Stock. Therefore, our management effectively controls all corporate activities and can approve transactions, including possible mergers, issuance of shares and compensation levels, without the approval of other stockholders. The decisions of our management may not be consistent with or in the best interests of other stockholders.

This capital structure may have anti-takeover effects preventing a change in control transaction that the minority owners of our Common Stock might consider in their best interest.

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We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Risks Related to the Offering

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

The Offering is on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. Investors may be diluted by a significant percentage of their purchase value depending on how many shares are sold.

Shareholders may be diluted significantly because of the issuance of convertible financial instruments through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations or other products. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders may further dilute common stock book value, and that dilution may be material.

There could be unidentified risks involved with an investment in our securities.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by us. Prospective investors must not construe this the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire Prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in us for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success or the business of our Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in us.

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USE OF PROCEEDS

We will apply the proceeds from the Offering towards working capital.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this Offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industries in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this Offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this Offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds.

THE OFFERING

We are offering a total of 20,000,000 shares of common stock for sale at a fixed price of $0.10 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The minimum investment amount for a single investor is in the cumulative principal amount of $500.

In computing the maximum number of shares of Common Stock offered by the Company, we assumed an initial public offering price of $0.10 per share of Common Stock, which is the upper range of the price range from $0.02 to $0.10 per share. The fixed initial public offering price per share in the range from $0.02 to $0.10 per share will be determined upon 15 business days of qualification of the Offering Statement by the SEC pursuant to Rule 253(b). In computing the aggregate offering price of this Offering, which is up to $2,000,000, the Company used the upper end of the range, which is $0.10, as required by Rule 253(b)(2)(ii).

The Offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. We will not initially sell the Shares through commissioned broker-dealers but may do so after the commencement of the Offering. Any such arrangement will add to our expenses in connection with the Offering. If we engage one or more commissioned sales agents or underwriters, we will amend this Form 1-A to describe the arrangement. No compensation will be paid to any principal, the officers, or any affiliated company or party with respect to the sale of the Shares. This means that no compensation will be paid with respect to the sale of the Shares to our officer or directors. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they (a) perform substantial duties at the end of the offering for the issuer; (b) are not broker dealers; and (c) do not participate in selling securities more than once every 12 months, except for any of the following activities: (i) preparing written communication, but no oral solicitation; or (ii) responding to inquiries provided that the content is contained in the applicable registration statement; or (iii) performing clerical work in effecting any transaction. Neither we, our officers or directors, nor any affiliates conduct any activities that fall outside of Rule 3a4-1 and are, therefore, not brokers nor are they dealers.

Funds tendered by investors will be immediately available to us. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit cards or ACH transfer directly to the bank account established for this Offering or deliver checks made payable to “1606 Corp.” Subscribers have no right to a return of their funds unless we reject a subscription agreement within ten days of tender, in which event investor funds held in our account will promptly be refunded to each investor without interest. We may terminate the Offering at any time for any reason at our sole discretion and may extend the Offering past the Termination Date for up to 90 days at our sole discretion and in accordance with the rules and provisions of Regulation A.

After the Offering Statement has been qualified by the SEC, we will accept tenders of funds to purchase the Shares. We do not intend to use an escrow agent as this is a “best-efforts” offering and funds will be available immediately to us for use.

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You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

We may engage a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services:

•	Accept investor data from us;

•

Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

•	Review subscription agreements received from prospective investors to confirm they are complete;

•	Advise us as to permitted investment limits for investors pursuant to Regulation A;

•	Contact us and/or our agents, if needed, to gather additional information or clarification from prospective investors;

•	Provide us with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

•	Serve as registered agent where required for state blue sky requirements;

•

Transmit data to the Company’s transfer agent in the form of book-entry data for maintaining our responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping; and

•

Keep investor details and data confidential and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML); and comply with any required FINRA filings including filings required under Rule 5110 for the Offering.

Funds will be deposited in an account and will be made immediately available to us. No escrow account will be utilized. If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by us. All inquiries regarding this offering should be made directly to us.

This Offering will commence upon qualification by the SEC and will terminate at the earlier of: (1) the date at which 20,000,000 Shares have been sold, (2) the date which is one year after this Offering being qualified by the SEC, subject to a 90-day extension at the discretion of the Company, or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion (the “Termination Date”). Funds received from investors will be counted towards the Offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by us.

If you decide to subscribe for any Common Stock in this Offering, you must deliver an acceptable form of payment for acceptance or rejection. The minimum investment amount for a single investor is in the cumulative principal amount of $500. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the investor.

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We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the investor, without interest or deductions.

Pricing of the Offering

In computing the maximum number of shares of Common Stock offered by the Company, we assumed an initial public offering price of $0.10 per share of Common Stock, which is the upper range of the price range from $0.02 to $0.10 per share. The fixed initial public offering price per share in the range from $0.02 to $0.10 per share will be determined upon 15 business days of qualification of the Offering Statement by the SEC pursuant to Rule 253(b). In computing the aggregate offering price of this Offering, which is up to $2,000,000, the Company used the upper end of the range, which is $0.10, as required by Rule 253(b)(2)(ii).

The Offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the Offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this Offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will continue or that the securities will ever trade at a price equal to or higher than the Offering price.

Investment Limitations

Generally, in the case of trading on the over-the-counter markets, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under How to Calculate Net Worth elsewhere in this Offering Circular). Different rules apply to “accredited investors” and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an “accredited investor:”

•

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

•

You are a natural person and your individual net worth, or joint net worth with your spouse or spousal equivalent, exceeds $1,000,000 at the time you purchase Shares (please see below under “— How to Calculate Net Worth”);

•	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

•

You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

•

You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

•

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

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•	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

•

You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares;

•

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

•	You are a SEC or state-registered investment adviser or a federally exempt reporting adviser;

•	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

•	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

•

You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

Offering Period and Expiration Date

This Offering will commence on the date that the Offering is qualified by the SEC and will terminate on the Termination Date.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the Offering Statement) and the funds required under the subscription agreement have been transferred to the specified Company account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). If our Common Stock will not trade on a national securities exchange, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

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How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase the Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he, she, or it is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

DILUTION

“Dilution” represents the difference between the Offering price of the shares of common stock hereby being offered and the net book value per share of common stock immediately after completion of this Offering. “Net book value” is the amount that results from subtracting total liabilities from total assets. In this Offering, the level of dilution is increased as a result of the relatively low net book value of our issued and outstanding common stock. Assuming all of the shares of common stock offered by the Company herein are sold, the purchasers in this Offering will lose a 30.42% portion of the value of their shares purchased.

The following table illustrates the dilution to the purchasers of the common stock offered in this Offering.

	Assuming the sale of offered shares:
	10,000,000 shares	20,000,000 shares

Offering Price Per Share	$0.10	$0.10

Book Value Per Share Before the Offering	$(0.0245)	$(0.0245)

Book Value Per Share After the Offering	$(0.0213)	$(0.0188)

Net Increase to Original Shareholders	$0.0032	$0.0057

Decrease in Investment to New Shareholders	$0.1213	$0.1188

Dilution to New Shareholders (%)	15.21%	30.42%

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

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MARKET FOR OUR SECURITIES

Market Information

Our Common Stock is currently quoted on the OTC Markets, which is sponsored by OTC Markets Group, Inc. The OTC Markets is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information. Our shares are quoted on the OTC Markets under the symbol “CBDW.” Our Common Stock began trading in January 2023.

The table below sets forth for the periods indicated the quarterly high and low bid prices as reported by OTC Markets. Limited trading volume has occurred during these periods. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

2024	High	Low
First Quarter	$0.230	$0.023
Second Quarter	$0.0847	$0.0235
Third Quarter	$0.0779	$0.0116

2023	High	Low
First Quarter	$14.00	$0.0100
Second Quarter	$0.089	$0.0087
Third Quarter	$0.075	$0.0210
Fourth Quarter	$0.045	$0.0221

Our common stock is considered to be penny stock under rules promulgated by the SEC. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

Holders

The number of shareholders of record of the Company's common stock as of December 11, 2024 was approximately 460. An additional number of stockholders are beneficial holders of our Common Stock in “street name” through banks, brokers and other financial institutions that are the record holders.

In addition, there were 59,680,123 shares of our Class A Convertible Preferred Stock outstanding, which were held by eight record holders. Lastly, there were 90 shares of our Class B Super Voting Preferred Stock outstanding, which were held by one record holder.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not currently maintain a Stock Option Plan or other Employee benefit Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those anticipated by these forward- looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Forward- Looking Statements.”

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Plan of Operation

1606 Corp., a Nevada corporation (the “Company”), was incorporated in Nevada in February 2021 and spun-off from Singlepoint Inc. in April 2021. Management believes the assumptions made to carve out the Company’s underlying standalone financial statements from the consolidated Singlepoint results prior to the April 2021 spin-off are reasonable.

In August 2023, we achieved our goal of creating a chatbot using AI technology to be placed on CBD retailers’ and brands’ websites. This chatbot is able to answer questions specifically tailored to the CBD industry and can be trained on client specific questions as well as trained to accommodate other industries. In addition to the ability to answer questions, the bot can use answers and customer feedback to recommend a product from the list uploaded by the client.

On August 17, 2023, we engaged AR XTLabs to help in development of an AI chatbot specifically designed for the CBD industry. The chatbot offers CBD and wellness merchants the ability to increase sales by providing product recommendations, track user behavior for inventory management, and ChatCBDW can also provide information on products and education around the clock. Our bot was built on Microsoft Azure by AR XTLabs, a state-of-the-art development company in the AI space. ChatCBDW is a proprietary bot fully integrated with ChatGPT, a state-of-the-art language model developed by OpenAI. This integration equips ChatCBDW with natural language processing (NLP) and machine learning capabilities, allowing lifelike conversations and intelligent product recommendations. It's designed to drive sales, educate audiences on products, and provide analytics on customer preferences and behavior, contributing to inventory management. The chat technology is enhanced through a patent possible process that tailors product recommendations to merchant specifications.

In September 2023, we partnered with Cool Blue Distribution, a leading CBD distributor, to better expand our CBD expertise and gain access hundreds of retailers and brands. The Company agreed to install the bot on Cool Blue’s website as the first beta tester of our new chatbot.

On October 31, 2023, we announced that the beta version of our ChatCBDW bot was live on our site as well as cool blue Distributions website. We are working towards getting CBD brands and retailers to sign up for the bot on a monthly basis.

We are focused on signing business to use the chatbot with a monthly recuring licensing fee model. We are using a combination of our website, online ads, and email campaigns targeted towards CBD brands and retailers, we have cultivated considerable interest in 1606 and our AI Chatbot technology.

We are also using ISO’s or independent sales organizations to sell the Chatbot or include it in a package deal with their products. These ISO’s include but are not limited to CBD Distributors, website designers and builders, and payment processing services within and outside the CBD industry.

On April 30, 2024, we announced the completion of our second AI bot made for public companies. Chat IR is a bot made to go on public companies’ websites and answers questions about the company’s operations and disclosures.

We are focused on signing business to use the chatbot with a monthly recurring licensing fee model. We are using a combination of our website, online ads, and email campaigns targeted towards public companies, we have cultivated considerable interest in the Company and our AI Chatbot technology.

We are also using ISO’s or independent sales organizations to sell the Chatbot or include it in a package deal with their products. These ISO’s include but are not limited to IR Firms, Transfer Agents, Press Services, and Web Developers.

On September 4, 2024. we announced that we signed a nonbinding Letter of Intent (LOI) to acquire a strategic stake in Adnexus, a company at the forefront of Artificial Intelligence innovations in early drug discovery and infectious disease research.

Results from Operations – For the three months ended  September  30, 2024, as compared to  September  30, 2023

Net Revenue.   For the three months ended September 30, 2024 and 2023, we generated revenues of $0 and $78, respectively.

Cost of Goods Sold.   For the three months ended September 30, 2024 and 2023, cost of revenue was $0 and $0, respectively.

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Gross Profit.   As a result of the foregoing, we had a gross profit of $0 for the three months ended September 30, 2024, compared with a gross profit of $78 for the three months ended September 30, 2023.

Operating Expenses.   For the three months ended September 30, 2024 and 2023, total operating expenses were $3,246,179 and $492,487, respectively. The increase was primarily due to stock-based compensation of approximately $2.99 million during the three months ended September 30, 2024; there was no such expense during the three months ended September 30, 2023.

Net Loss.   For the three months ended September 30, 2024 and 2023, net loss was $3,569,636 and $566,308, respectively. The increase in net loss was primarily due to higher operating expenses as discussed above.

Results from Operations – For the nine months ended  September  30, 2024, as compared to  September  30, 2023

Net Revenue.   For the nine months ended September 30, 2024 and 2023, we generated revenues from the sale of CBD products of $7,195 and $1,553, respectively. The Company will no longer be selling CBD products.

Cost of Goods Sold.   For the nine months ended September 30, 2024 and 2023, cost of goods sold was $7,313 and $4,781, respectively.

Gross Loss. As a result of the foregoing, we had a gross loss of $118 for the nine months ended September 30, 2024, compared with a gross loss of $3,228 for the nine months ended September 30, 2023.

Operating Expenses.   For the nine months ended September 30, 2024 and 2023, total operating expenses were $3,932,839 and $1,310,514, respectively. The increase was primarily due to stock-based compensation of approximately $3 million during the nine months ended September 30, 2024; there was no such expense during the nine months ended September 30, 2023.

Net Loss. For the nine months ended September 30, 2024 and 2023, net loss was $4,195,265 and $ 1,392,683, respectively. The increase in net loss was primarily due to higher operating expenses as discussed above.

Results from Operations – For the year ended December 31, 2023, as compared to December 31, 2022.

Net Revenue.   For the year ended December 31, 2023 and 2022, we generated revenues of $1,603 and $13,944, respectively. The decrease in revenues was due primarily to the decrease in sales of hemp cigarettes.

Cost of Goods Sold.   For the year ended December 31, 2023 and 2022, cost of revenue was $995 and $12,762, respectively.

Gross Profit. As a result of the foregoing, we had a gross profit of $608 for the year ended December 31, 2023, compared with a gross profit of $1,182 for the year ended December 31, 2022.

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Liquidity and Capital Resources

As of September 30, 2024, we have yet to achieve profitable operations, and while we hope to achieve profitable operations in the future, if not, we may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about our ability to continue as a going concern. Our principal sources of liquidity have been cash provided by operating activities, as well as our ability to raise capital. Our operating results for future periods are subject to numerous uncertainties and it is uncertain if we will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, we may not be able to achieve profitability. Our ability to continue in existence is dependent on our ability to achieve profitable operations.

To continue operations for the next 12 months, we will have a cash need of approximately $1,000,000. Should we not be able to fulfill our cash needs through the increase of revenue, we will need to raise money through outside investors through convertible notes, debt or similar instrument(s). Our plans to pay off current liabilities through sales and increasing revenue through sales of our services and or products, or through financing activities as mentioned above, although there is no guarantee that we will ultimately do so.

Operating Activities

Net cash used in operating activities was $710,699 for the nine months ended September 30, 2024, primarily as a result of our net loss of $4,195,265, change in fair value of derivative liabilities of $41,859, and gain on debt extinguishment of $102,579, offset by shares issued for services provided of $3,033,400 amortization of debt discount of $292,470, and net changes in operating assets and liabilities of $208,781.

Net cash used in operating activities was $591,749 for the nine months ended September 30, 2023, primarily as a result of our net loss of $1,392,683, offset by shares issued for services provided of $218,002, financing costs of $225,952, change in fair value of derivative liabilities of $42,372, $65,000 for the write-off of investments , amortization of debt discount of $31,482, and net changes in operating assets and liabilities of $218,126 .

Net cash used in operating activities was $747,104 for the year ended December 31, 2023, primarily as a result of our net loss of $1,580,733 and change in fair value of derivative liabilities of $192,759, offset by shares issued for services provided of $288,546, financing costs of $200,616, $65,000 for the write-off of investments, amortization of debt discount of $119,324, and net changes in operating assets and liabilities of $352,862.

Net cash used in operating activities was $610,151 for the year ended December 31, 2022, primarily as a result of our net loss of $540,037, which was increased by net changes in operating assets and liabilities of $70,114.

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Investing Activities

There was no cash used in investing activities during the nine months ended September 30, 2024.

Net cash used in investing activities during the nine months ended September 30, 2023, totaled $86,500. The Company made preliminary investments of $50,000 and $15,000 in two separate operating companies which were then subsequently written-off . The $21,500 in 2023 related to additional funds advanced to one of the target companies for which the Company has Notes Receivable which is has now been determined to be uncollectible.

Net cash used in investing activities during the year ended December 31, 2023, totaled $86,500. The Company made preliminary investments of $50,000 and $15,000 in two separate operating companies which were then subsequently written off (see   Note 6   of the Notes to the Financial Statements for further details). The $21,500 related to additional funds advanced to one of the target companies for which the Company now has Notes Receivable.

There was no cash used in investing activities during the year ended December 31, 2022.

Financing Activities

During the nine months ended September 30, 2024, our financing activities provided cash of $688,540, including $315,933 from the sale of our common stock, $419,500 in net proceeds from convertible notes, and $270,000 in proceeds from note payment to shareholder. These inflows were offset by the repayment of $316,893 in convertible notes.

During the nine months ended September 30, 2023, our financing activities provided cash of $607,500, including $412,500 from the sale of our common stock, $175,000 in net proceeds from convertible notes, and $20,000 in proceeds from note payment to shareholder .

During the year ended December 31, 2023, our financing activities provided cash of $777,480, including $412,500 from the sale of our common stock, $149,480 in net proceeds from convertible notes, and $215,500 in proceeds from the note payable to our CEO.

For the year ended December 31, 2022, our financing activities provided cash of $705,673, including $543,173 resulting from additional borrowings from our CEO and $162,500 from the sale of our common stock.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Financial Statements describes the significant accounting policies and methods used in the preparation of the Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Financial Statements.

Derivative Liabilities

The Company has certain financial instruments that are derivatives or contain embedded derivatives. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

When a convertible note that contains a bi-furcated derivative is converted, it is not considered to be a convertible note for accounting purposes. Therefore, the Company will recognize a gain or loss on the conversion as a debt extinguishment gain or loss  based on the difference between the fair value of the shares issued and the book value of the debt converted.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to non-employees that vest immediately is the date the award is granted.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

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Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return benefits or consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the financial statements for discussion of Recent Accounting Pronouncements.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

None.

Purchase of Significant Equipment

We have not previously, nor do we intend to purchase any significant equipment during the next twelve months.

BUSINESS

Company Overview

1606 Corp., a Nevada corporation (the “Company,” “we,” or “us”) was incorporated in Nevada in February 2021 as a spin-off from Singlepoint Inc. in April 2021. We started by offering a tobacco- and nicotine-free smoking alternative called “1606 Original Hemp.” We started to sell hemp, aroma-free cigarettes, first by reselling the star brand, and eventually our own brand called “TRUZ.” The brands expanded to include “Singlez,” an individually packeted version of the TRUZ hemp cigarettes. This business has been discontinued.

In August of 2023, we decided to use our knowledge of the cannabidiol (“CBD”) industry to move into AI chatbots specifically made for the CBD industry. We partnered with ARXT Labs to create a proprietary Chatbot using AI to answer customer questions and recommend a product based on their answers and preferences. We then signed a distribution contract with Cool Blue Distribution to sell the service to CBD companies as well as offer their CBD expertise through Cool Blue’s owner, Don Flanagan. In late 2023, we debuted our first chat bot, “chatCBDW by CBDW AI,” and began signing up customers to test and implement the bot on their CBD websites.

With our corporate headquarters located in Phoenix, Arizona, our executive team experienced in CBD products, and our board’s knowledge of the technology and AI spaces, we believe we are positioned to become the market leader for AI Bot technology.

We also see the future potential for our chatbot technology to expand beyond the CBD industry to any industry with issues with consumer questions and indecisive over product choices. This includes the solar, beauty, and auto parts industries among many others.

Distribution

We are focused on signing business to use our chatbot with a monthly recuring licensing fee model. Through a combination of our website, online ads, and email campaigns targeted towards CBD brands and retailers, we have cultivated considerable interest in our company and our AI chatbot technology.

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We are also using independent sales organizations (“ISOs”) to sell the chatbot or include it in a package deal with their products. These ISOs include but are not limited to CBD distributors, website designers and builders, and payment processing services within and outside the CBD industry.

Our Strategy

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (“CAGR”) ranging from 33.2% to 38.1%, AI's global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com.1

The global CBD market is positioned for exponential growth, and e-commerce is at the heart of this expansion. By tailoring our chat bots to serve this niche, we believe we are well-poised to capitalize on this extraordinary growth trajectory. Our chatbots will empower both our shareholders and business partners to thrive in an ever-expanding market. The global CBD market size was valued at $6.4 billion in 2022 and is expected to grow at a compound annual growth rate (CAGR) of 16.2% from 2023 to 2030.2

We plan to contract with retailers and brands using a monthly licensing model. Our licensing model is designed with businesses in mind. It allows companies, particularly those in the CBD industry, to integrate our chatbots into their platforms seamlessly. This approach not only reduces the development burden on businesses but also expedites the deployment of AI-driven solutions, enhancing customer experiences without requiring extensive resources.

Products

We develop AI chatbot’s that are specifically designed to the industry and products for a retailer or brands. The bot is trained on industry specific questions and answers to give the most accurate information to costumers’ inquiries in a conversational and natural style. The bot is also uploaded with the ability to recommend products by using the conversation and costumers input to drive to a tailed product recommendation. The chatbot is tailored to the CBD industry currently but can be programmed to accommodate any consumer facing industry.

Our Competitive Strengths

We believe that our competitive strengths lie in three key areas:

Deep Expertise in AI

We boast a team of AI experts on the board and in the communications team, who have a combined 115 years of technology and tech project development experience. The team we have assembled consists of experts in every field including technology development, management, marketing and communications.

Industry Focus

Our technology is adaptable to various sectors such as CBD, solar, auto parts, health and beauty, and vitamins, for example.

Strong IP Portfolio

We own the intellectual property, ensuring long-term competitiveness and protecting our innovations.

 ______________________

1 https://www.fortunebusinessinsights.com/industry-reports/artificial-intelligence-market-100114

2 https://capitalixe.com/blog/cbd-merchant-account-rising-above-risk/

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Government Regulation

Governments and other international organizations in various jurisdictions around the world (such as the legislative and regulatory institutions of the European Union) are adopting new laws, regulations and guidelines addressing data privacy and protection, including the processing (collection, storage, use, etc.) of personal information, cyber security, breach notification, risk management and reporting. These laws, regulations and guidelines may be inconsistent across jurisdictions and are subject to evolving and differing (sometimes conflicting) interpretations. In some cases, different sets of data privacy laws and regulations, such as the European Union’s General Data Protection Directive (“GDPR”), Israeli Privacy Law and the regulations promulgated thereunder (the “Israeli Privacy Law”), local laws and regulations and certain state laws in the U.S. on privacy, data and related technologies, such as the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act ("CPRA"), also govern the processing of personal information. Additionally, new state privacy laws may also apply.

Employees

We have one full-time employee, which is our Chief Executive Officer, Austen Lambrecht. We retain the services of additional personnel on an independent contractor basis. We do not have any part-time employees but we work with several consultants.

Corporate Information

Our principal offices are located at 2425 E. Camelback Rd., Suite 150, Phoenix, AZ, 85016. Our main telephone number is (602) 481-1544. Our website address is www.cbdw.ai. We have not incorporated by reference into this report the information that can be accessed through our website and you should not consider it to be part of this report.

Legal Proceedings

From time-to-time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position
Austen Lambrecht	26	Chief Executive Officer, Chief Financial Officer and Director
Govindan Gowrishankar	58	Director
Venu Aravamudan	59	Director

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

Our CEO and CFO

Austen Lambrecht started at Singlepoint working with the company in research and development with the solar and hemp subsidiaries in the last half of 2020. After the spinoff from Singlepoint, he worked under the CEO at 1606 Corp in business development and acquisition. Mr. Lambrecht has been the Vice President of Operations since June of 2021. His responsibilities include sales, marketing, and investor relations. Mr. Lambrecht attended the W.P. Carey School of Business at Arizona State University with a focus on Sports Business from 2016 to 2020. He is the son of our CEO and CFO, Gregory Lambrecht.

Our Non-Executive Directors

Govindan Gowrishankar is an entrepreneur and experienced executive who has grown companies and teams. He is a strong business development professional, skilled in SAAS, Mobile Advertising, Mobile Content, Ecommerce, and Venture Capital. Mr. Gowrishankar has and does serve boards of both Public and Private companies. From 2013 to Present Gowri has been a board member of Tie Seattle.

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Venu Aravamudan has in excess of 30 years of experience as a software engineering and products leader delivering leading edge offerings for enterprise customers. He was most recently SVP of engineering for Oracle's cloud platform and identity, leading a team of more than 1800 engineers from 2020-2022. Prior roles have included SVP & GM at F5 Networks where he developed the first generation of F5's cloud services offerings From 2017 to 2019, General Manager at Amazon/AWS RDS leading cloud database offerings, and similar senior roles at Limelight Networks, VMware, and Microsoft. Mr. Aravamudan has a master’s degree in applied Math from Rensselaer Polytechnic Institute (RPI) and an undergraduate in engineering from the Indian Institute of Technology (IIT).

There is no compensation at this time for Directors.

There are no agreements with respect to electing directors. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Legal Proceedings

Besides the disclosure below, during the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors or executive officers, and none of these persons has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Code of Ethics

The Board has not adopted a Code of Ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Committees of the Board of Directors

We have no separately designated standing audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board. The functions of those committees are currently undertaken by our Board. We expect to put into place a separately designated audit committee, compensation committee and nominating committee upon the completion of this offering.

The Board does not have an express policy with regard to the consideration of any director candidates recommended by stockholders since the Board believes that it can adequately evaluate any such nominees on a case-by-case basis; however, the Board will evaluate stockholder recommended candidates under the same criteria as internally generated candidates. Although the Board does not currently have any formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important, as would the ability to attend and prepare for board, committee and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the board of directors.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the compensation awarded to, earned by, or paid to our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Total ($)
Greg Lambrecht,	2023	250,000	(1)	250,000
Former CEO, CFO, and Chairman	2022	-		-

(1)	All of the salary was accrued and unpaid.

Former CEO/CFO Employment Agreement

On May 10, 2021, the Company entered into an employment agreement with Greg Lambrecht (Director, CEO, and CFO of the Company) to serve as Chief Operating Officer of the Company at an annual salary of $250,000. The agreement provides for a term of three years and will automatically be renewed for additional six month periods unless either party has provided written termination of the agreement at least 90 days prior to the expiration of such term. If employment is terminated as a result of death or Disability, the Company shall pay to the base salary and any accrued but unpaid bonus and expense reimbursement amounts through the date of his death or disability and a lump sum payment equal to one year of base salary (at the time his death or disability occurs) within 30 days of his death or disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay to the base salary through the date of his termination and shall have no further obligation to any other compensation or benefits. If employment is terminated by the Company (or its successor) upon the occurrence of a change of control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the base salary for a period of twelve (12) months following such termination, (ii) pay the any accrued and any earned but unpaid bonus, (iii) pay the bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination. If employment is terminated by Mr. Lambrecht for Good Reason, or by the Company without Cause, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to six (6) times the then monthly base salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay the bonus Mr. Lambrecht would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination.

Effective February 28, 2024, we entered into a new Employment Agreement with Mr. Lambrecht. The term of the agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the agreement. Pursuant to the agreement, Mr. Lambrecht is entitled to an annual salary of $250,000. Mr. Lambrecht is also entitled to a bonus as determined by our Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the agreement, Mr. Lambrecht was awarded 60 shares of Series B Super Voting Preferred Stock (the “Series B Preferred Stock”) of the Company.

On May 28, 2024, Mr. Lambrecht resigned from all positions within the Company and the new Employment Agreement was terminated.

Director Compensation

During the year ended December 31, 2023, no compensation awarded to, earned by, or paid to our non-executive directors.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

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Compensation Philosophy and Objectives

The Board believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Equity Compensation Plan Information

We have not adopted an Equity Compensation Plan.

PRINCIPAL SHAREHOLDERS

The following tables set forth, as of December 11, 2024, certain information concerning the beneficial ownership of our capital stock, including our common stock, and Class A Convertible Preferred Stock, by:

•	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
•	each director;
•	each named executive officer;
•	all our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws. Unless otherwise specified the address for each of the above is 2425 E Camelback Rd., Suite 150, Phoenix, AZ 85016.

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Our calculation of the percentage of beneficial ownership prior to this offering is based on 104,251,332 shares of common stock outstanding as of December 11, 2024, we also have 59,680,123 shares of Class A Preferred Stock and 90 shares of Series B Preferred Stock outstanding. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

Name	Shares of Common Stock	Percentage of Common Stock	Shares of Class A Preferred Stock	Percentage of Class A Preferred Stock	Shares of Series B Preferred Stock	Percentage of Series B Preferred Stock	Voting Percentage
Gregory Lambrecht, former CEO	5,589,282	5.51%	5,537,971	9.28%	-	-	*
Austen Lambrecht, current CEO	0	-	15,958,767	26.74%	90	100%	93.01%
Govindan Gowrishankar, director	38,001	*	4,010,001	6.72%	-	-	*
Venu Aravamudan, director	167,067	*	1,045,001	1.75%	-	-	*
Officers and Directors as a Group (4 individuals)	5,794,350	5.71%	26,551,740	44.49%	90	100%	94.35%

_________

* Less than 1%

31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Except as disclosed below, for transactions with our executive officers and directors, please see the disclosure under “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS” above.

Except as set out below, since the beginning of the Company’s last fiscal year, there have been no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following people had or will have a direct or indirect material interest:

•	Any director or executive officer of the Company;

•	Any immediate family member of a director or executive officer of the Company; and

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock.

During the years ended December 31, 2023 and 2022, the Company borrowed $215,500 and $540,000, respectively in a series of cash payments from the Company’s former CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totaled $950,550 at December 31, 2023.

During the year ended December 31, 2023, a total of 200,001 shares of Class A Preferred Stock were issued to our current CEO, Austen Lambrecht, the son of Greg Lambrecht, our former Chief Executive Officer. In addition, one share of Class A Preferred Stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided.

On September 19, 2024, the Board of Directors approved the award of 2,000,000 shares of Class A Preferred Stock to Austen Lambrecht and 1,000,000 shares of Class A Preferred Stock to each of Govindan Gowrishankar and Venu Aravamudan for director services provided.

On February 28, 2024, we entered into an Employment Agreement with Austen Lambrecht, our former Vice President and current CEO. The term of the agreement is three years from the effective date and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the agreement. Pursuant to the agreement, Mr. Lambrecht is entitled to an annual salary of $97,000. Mr. Lambrecht is also entitled to a bonus as determined by our Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the agreement, Mr. Lambrecht was awarded 30 shares of Series B Preferred Stock.

During the six months ended June 30, 2024, a total of 90 shares of Series B preferred stock was issued to the Company’s Chief Executive Officer, Austen Lambrecht, and to the Company’s former Chief Executive Officer, Greg Lambrecht as Compensation for Services. On June 14, 2024, Gregory Lambrecht, gifted 60 shares of the Company’s Series B Preferred Stock to Austen Lambrecht.

During the six months ended June 30, 2024, a total of 40,000 shares of Class A preferred stock was issued to the members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $60,000 based on an assumed conversion at a one-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $7,928 and $6,346 at June 30, 2024 and December 31, 2023, respectively.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $7,137 and $6,346 at March 31, 2024 and December 31, 2023, respectively.

32

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.”

We currently have not established any committees of the Board of Directors. Our Board of Directors may designate from among its members an executive committee and one or more other committees in the future. We do not have a nominating committee or a nominating committee charter. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, other than as described above, no security holders have made any such recommendations. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our board it is not practical for us to have committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and allocate responsibilities accordingly.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our common stock, and our articles of incorporation, and bylaws, all as in effect upon the date of this Offering Circular. You should also refer to our articles of incorporation, and bylaws, which have been filed with the SEC as exhibits to the Offering Statement of which this Offering Circular is a part.

Capital Stock

The Company’s authorized capital stock consists of 5,000,000,000 shares of common stock at $0.0001 par value per share and 100,000,000 shares of Preferred Stock at $0.0001 par value per share. The Company has designated 60,000,000 shares of Preferred Stock as Class A Convertible Preferred Stock (the “Class A Preferred Stock”) and 100 shares of Preferred Stock as Series B Super Voting Preferred Stock (the “Series B Preferred Stock”). The remaining 39,999,900 shares of Preferred Stock remain undesignated.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Company’s Annual Shareholders’ Meeting. An amendment of the Company’s Articles of Incorporation, however, requires the affirmative vote of a majority of the Company’s total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at the Company’s election.

Preferred Stock

Class A Preferred Stock

As of the date of this Offering Circular, the Company has 59,680,123 shares of Class A Preferred Stock outstanding, of which 5,589,282 shares are held by the Company’s former CEO and 15,958,767 shares are held by our current CEO. Current management and the former officers and directors of Singlepoint hold the remaining outstanding shares of Class A Preferred Stock. The Class A Preferred Stock has the following material rights and preferences (as are more fully set forth in the Certificate of Designation of the Class A Preferred Stock).

Ranking

The Class A Preferred Stock ranks, as to dividends and upon liquidation, senior and prior to the common stock of the Company.

33

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of common stock or any other class or series of stock ranking junior, an amount per share equal to $1.00.

Voting

Each share of Class A Preferred Stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A Preferred Stock is convertible into common stock on a one for 25 basis at the option of the holder.

Series B Super Voting Preferred Stock

As of the date of this Offering Circular, the Company has 90 shares of Class B Preferred Stock outstanding, of which 90 shares are held by the Company’s CEO.

Ranking

All shares of the Series B Super Voting Preferred Stock rank pari passu to the Company’s Common Stock, and any other class or series of capital stock of the Company created in the future.

Liquidation

Upon the occurrence of a “Liquidation Event,” the holders of Series B Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series B Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends.

Voting

A.

If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, will have voting rights equal to 10 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting.

B.	Each individual share of Series B Preferred Stock will have the voting rights equal to:

[ten times the sum of: {all shares of Common Stock issued and outstanding at the time of voting + the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series B Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or Bylaws.

Conversion

The Series B Preferred Stock are not convertible into any other securities of the Company.

Transferability

There are no transfer restrictions on the Series B Preferred Stock except for compliance with federal and state securities laws.

34

Transfer Agent and Registrar

West Coast Stock Transfer is serving as our transfer agent and registrar. They are located at 721 N. Vulcan Ave #205, Encinitas, CA 92024.

Dividends

We have never declared or paid dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends, if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Pursuant to the Articles of Incorporation and By-Laws of the Company, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner, he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

State Securities – Blue Sky Laws

Reg A, Tier II offers “covered securities” under the National Securities Markets Improvement Act of 1996 (“NSMIA”) and, therefore, are exempt from state registration and qualification requirements. States can (and generally will) still require that information provided to the SEC also be filed with the state, and that the issuer pay filing fees for the privilege. Satisfying state filing requirements is far less burdensome than full Blue Sky compliance.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OF DIRECTORS OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Brian Higley, Esq. at Business Legal Advisors, LLC at 14888 Auburn Sky Drive, Draper, Utah 84020.

EXPERTS

The financial statements for the Company as of December 31, 2023 and 2022 and for the years then ended included in this Offering Circular have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

35

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

36

F-1

1606 CORP.

CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
Assets	(Unaudited)
Current Assets
Cash	$26,782	$48,941
Accounts receivable	-	3,600
Notes receivable		21,500
Inventory	-	72,853
Prepaids & other current assets	17,027	1,444
Total Current Assets	43,809	148,338

Total Assets	$43,809	$148,338

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$467,305	$295,041
Accrued interest	52,884	10,086
Note payable to related party	63,456	63,456
Convertible notes, net of discount	249,008	51,086
Derivative liability	86,552	193,026

Note payable to shareholder	1,220,550	950,550
Total Current Liabilities	2,139,755	1,563,245

Total Liabilities	2,139,755	1,563,245

Commitments and Contingencies (Note 6)

Stockholders’ Equity (Deficit)
Undesignated Preferred Stock, par value $0.0001; 39,999,900 authorized; no shares issued and outstanding	-	-
Class A Convertible Preferred Stock, par value $0.0001 per share, 60,000,000 shares authorized; 59,880,127 and 56,282,599 shares issued and outstanding, respectively	5,988	5,628
Series B Preferred Stock, par value $0.0001 per share, 100 shares authorized; 90 and 0 shares issued and outstanding, respectively	-	-
Common stock, par value $0.0001 per share, 5,000,000,000 shares authorized; 87,600,557 and 58,582,469 shares issued and outstanding, respectively	8,760	5,858
Additional Paid-in Capital	4,506,602	995,638
Accumulated Deficit	(6,617,296)	(2,422,031)
Total Stockholders’ Equity (Deficit)	(2,095,946)	(1,414,907)
Total Liabilities and Stockholders’ Equity (Deficit)	$43,809	$148,338

 The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

1606 CORP.

CONDENSED STATEMENTS OF

OPERATIONS

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Revenue, net of discounts	$-	78	$7,195	$1,553

Cost of goods sold	-	-	7,313	4,781

Gross profit (loss)	-	78	(118)	(3,228)

Operating Expenses
Selling, general and administrative	3,224,679	492,487	3,911,339	1,245,514
Write-off of note receivable and investments	21,500	-	21,500	65,000
Total operating expenses	3,246,179	492,487	3,932,839	1,310,514

Operating loss	(3,246,179)	(492,409)	(3,932,957)	(1,313,742)

Other Income (Expenses)
Interest expense	(98,322)	(31,527)	(406,746)	(36,569)
Gain (loss) on debt extinguishment	102,579	-	102,579	-
Change in fair value of derivative liabilities	(327,714)	(42,372)	41,859	(42,372)
Total other expenses	(323,457)	(73,899)	(262,308)	(78,941)

Loss from operations before income taxes	(3,569,636)	(566,308)	(4,195,265)	(1,392,683)

Provision for income taxes	-	-	-	-

Net Loss	$(3,569,636)	$(566,308)	$(4,195,265)	$(1,392,683)

Net loss per share – basic and diluted	$(0.04)	$(0.01)	$(0.06)	$(0.03)

Weighted average common shares – basic and diluted	81,870,709	46,690,474	70,124,866	44,031,600

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

1606 Corp.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

Nine Months Ended									Total
September 30, 2023	Class A Convertible		Series B				Additional		Stockholders'
	Preferred Stock		Preferred Stock		Common stock		Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2022	56,635,000	5,663	-	-	37,428,394	3,742	236,842	(841,298)	(595,051)
Share conversions	(202,405)	(20)	-	-	5,060,125	506	(486)	-	-
Preferred stock issued for services	200,004	20	-	-	-	-	109,982	-	110,002
Common stock issued for cash	-	-	-	-	825,000	83	412,417	-	412,500
Common stock issued for services	-	-	-	-	3,945,087	395	107,605	-	108,000
Net loss	-	-	-	-	-	-	-	(1,392,683)	(1,392,683)
Balance as of September 30, 2023	56,632,599	5,663	-	-	47,258,606	4,726	866,360	(2,233,981)	(1,357,232)

Nine Months Ended September 30, 2024	Class A Convertible		Series B				Additional		Total Stockholders'
	Preferred Stock		Preferred Stock		Common stock		Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2023	56,282,599	5,628	-	-	58,582,469	5,858	995,638	(2,422,031)	(1,414,907)
Share conversions	(442,472)	(44)	-	-	11,061,800	1,106	(1,062)	-	-
Preferred stock issued for services	4,040,000	404	90	-	-	-	2,989,596	-	2,990,000
Common stock issued for cash , Net of Offering Cost	-	-	-	-	13,429,645	1,343	314,590		315,933
Common stock issued for services	-	-	-	-	900,000	90	43,310		43,400
Common stock issued upon note conversions	-	-	-	-	3,626,643	363	164,530		164,893
Net loss	-	-	-	-	-	-	-	(4,195,265)	(4,195,265)
Balance as of September 30, 2024	59,880,127	5,988	90	-	87,600,557	8,760	4,506,602	(6,617,296)	(2,095,946)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

1606 CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(4,195,265)	$(1,392,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services provided	3,033,400	218,002
Amortization of debt discount	292,470	31,482
Change in fair value of derivative liabilities	(41,859)	42,372
(Gain) loss on debt extinguishment	(102,579)	-
Financing cost	-	225,952
Write-off of note receivable and investments	21,500	65,000
Impairment of inventory	72,853	-
Changes in operating assets and liabilities:
Accounts receivable	3,600	(3,600)
Inventory	-	(16,028)
Prepaids & other current assets	(15,583)	3,648
Accounts payable and accrued liabilities	172,264	229,019
Accrued interest	48,500	5,087
Net cash used in operating activities	(710,699)	(591,749)

Cash Flows from Investing Activities
Investment in operating companies	-	(65,000)
Investment in note receivable	-	(21,500)
Net cash used in investing activities	-	(86,500)

Cash Flows from Financing Activities
Increase in note payable to shareholder	270,000	20,000
Proceeds from convertible notes	419,500	175,000
Repayment of convertible notes	(316,893)	-
Proceeds from sale of common stock	315,933	412,500
Net cash provided by financing activities	688,540	607,500

Net increase (decrease) in cash	(22,159)	(70,749)

Cash, beginning of period	48,941	105,065

Cash, end of period	$26,782	$34,316

Supplemental disclosures of cash items
Interest paid	$-	$-
Income tax paid	$-	$-

Supplemental schedule of non-cash investing and financing activities
Discount on convertible notes payable from derivative liability	$123,280	$-

Conversion of loans and accrued interest into common stock	$79,577

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

1606 Corp.

Notes to Condensed Financial Statements

September 30, 2024

NOTE 1 - DESCRIPTION OF BUSINESS

Corporate History

1606 Corp. (“1606” or the “Company”) was formed in February 2021 and was a division of Singlepoint Inc. (“Singlepoint”) until April 2021, when Singlepoint spun off 1606, whereby each holder of common stock and Class A preferred stock of Singlepoint received one share of unregistered and restricted common stock or Class A preferred stock of the Company for each such share owned of Singlepoint.

Business

The Company is an AI Chatbot company specializing in merchandizing bot specifically built for the CBD industry and AI Chatbots for public companies.

Going Concern

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2024, the Company has yet to achieve significant profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop its business and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. The balance sheet at December 31, 2023  has been derived from the audited financial statements at that date. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2024.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates. Significant estimates in the accompanying financial statements include valuation of notes receivable, valuation of inventory valuation of derivative liabilities, valuation of stock-based costs, and valuation of deferred tax assets.

F-6

Reclassifications

The Company reclassified certain interest expenses of $31,527 and $36,569 from operating expenses to other expenses for the three and nine months ended September 30, 2023, to conform to the 2024 presentation. There was no net effect on the total expenses of such reclassification.

Cash

Cash consists of highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Credit Policy

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Uncollectable accounts are charged to expense when the account is determined to be uncollectable. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectable accounts receivable and existing economic conditions. At September 30, 2024 and December 31, 2023, the allowance for doubtful accounts balance is $0.

Inventory

Inventories are valued at the lower of cost or net realizable value, and consisted primarily of finished hemp products. At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence, or shelf-life expiration. This evaluation includes analysis of historical sales levels by product, projections of future demand and the risk of technological or competitive obsolescence for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value of this inventory to the lower of cost or net realizable value. During the nine months ended September 30, 2024, the Company wrote off inventory in the amount of $72,853 which is included in operating expenses, since the Company will no longer be selling CBD products .

Derivative Liabilities

The Company has certain financial instruments that are derivatives or contain embedded derivatives. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

When a convertible note that contains a bi-furcated derivative is converted, it is not considered to be a convertible note for accounting purposes. Therefore, the Company will recognize a gain or loss on the conversion as a debt extinguishment gain or loss  based on the difference between the fair value of the shares issued and the book value of the debt converted.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to non-employees that vest immediately is the date the award is granted.

Revenue Recognition

The Company, which has adopted ASC 606 “Revenue from Contracts with Customers”, derives its revenues primarily from the sale of hemp products at a point in time. Revenues are recognized when control of these products is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products , the Company's performance obligations have been met and collection is probable. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received at or shortly after the point of sale.

Cost of Goods Sold and Selling, General and Administrative Expenses

Costs associated with the production and procurement of product are included in cost of goods sold, including shipping and handling costs such as inbound freight costs, purchasing, and receiving costs, inspection costs and other product procurement related charges. All other expenses are included in selling, general and administrative expenses, as the predominant expenses associated therewith are general and administrative in nature.

Net Loss Per Common Share

Basic loss per share data is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share data is computed using the weighted-average number of common and dilutive common-equivalent shares outstanding during the period. Dilutive common-equivalent shares consist of shares that would be issued upon the exercise of stock options and other common stock equivalents, computed using the treasury stock method, and are excluded from the calculation of weighted average dilutive common shares, to the extent they are issued and outstanding, because their effect would be anti-dilutive. The number of potentially dilutive shares excluded from the calculation of diluted earnings per share were  1,497,003,175  related to the Company’s Class A convertible  preferred stock. These shares were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive.

At September 30, 2024 and December 31, 2023,  87,600,557  and 58,582,469 shares of the Company’s common stock were outstanding, respectively. These share amounts are utilized for the calculation of basic and diluted earnings per share for years then ended.

F-7

Selling and Marketing

Selling and marketing costs are expensed as incurred and are reported under selling, general and administrative in the accompanying condensed statements of operations.

Fair Value Measurement

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities at September 30, 2024 , or December 31, 2023. The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities for the period ended September 30, 2024:

Balance - December 31, 2023	$193,026
Additions	123,280
Settlements	(187,895)
Change in fair value	(41,859)
Balance - September 30, 2024	$86,552

During 2024 and 2023, the Company issued note payable agreements which contain conversion provisions meeting the definition of a derivative liability which therefore require bifurcation. Further, pursuant to the Company’s contract ordering policy, equity linked instruments subsequently issued resulted in derivative liabilities.

Settlements of derivative liabilities are the result of conversions or repayments of the underlying note payable agreements. The fair value of the bifurcated derivative related to the amounts converted or repaid are included in the (gain) loss on debt extinguishment in the accompanying condensed statement of operations.

At September 30, 2024, and for the nine months then ended, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock ranging from $0.02 to $0.06; risk-free interest rates ranging from 3.90% to 5.41%; expected volatility of the Company’s common stock ranging from 101% to 140% based on the volatility of comparable publicly traded entities; and exercise prices ranging from $0.018 to $0.034; terms of three to nine months; and an expected probability of occurrence of note default of 10%.

F-8

At December 31, 2023, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock of $0.0285; risk-free interest rates ranging from 4.79% to 5.03%; expected volatility of the Company’s common stock ranging from 110% to 204% based on the volatility of comparable publicly traded entities; and exercise prices of $0.0182; and terms of eight to twelve months.

Segment reporting

The Company operates in a single business segment. As a result, the Company’s operations are a single reportable segment, which is consistent with the Company’s internal management reporting.

Income Taxes

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The Company will adopt ASU 2023-09 in its fourth quarter of 2026. ASU 2023-09 allows for adoption using either a prospective or retrospective transition method.

Recent Accounting Pronouncements

The Company has considered the potential impact of recent accounting pronouncements and has not identified any that are expected to have a material impact on the financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

Related Party Transactions

During the nine months ended September 30, 2024, a total of  4,040 ,000 shares of Class A convertible preferred stock was issued to the members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $2,990,000  based on an assumed conversion at a 1-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

During the nine months ended September 30, 2024, a total of 90 shares of   Series B convertible preferred stock was issued to the Company’s Chief Executive Officer, Austen Lambrecht, and to the Company’s former Chief Executive Officer, Greg Lambrecht as Compensation for Services. A nominal value was recorded for the fair value of the Series B shares issued. On June 14, 2024, Gregory Lambrecht, gifted 60 shares of the Company’s Series B Preferred Stock to Austen Lambrecht.

F-9

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. 1606 Corp. was originally a division of Singlepoint until April 2021, when Singlepoint spun off 1606 Corp. through a stock distribution to its shareholders. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $ 8,727  and $6,346 at September 30, 2024 and December 31, 2023, respectively.

NOTE 4 – DEBT

Promissory Notes Payable - Related Party

During the nine months ended September 30, 2024, the Company borrowed $270,000 in a series of cash payments from the Company’s former CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totals $1,220,550 at September 30, 2024. The Company reclassified the note payable to shareholders from a long-term liability to a current liability. This reclassification does not impact the total liabilities or equity reported but aligns the classification with the note's terms and the Company's obligations.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456, which is reflected as a note payable to a related party in accompanying balance sheet. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $8,727 and $6,346 at September 30, 2024 and December 31, 2023, respectively.

Convertible Notes Payable

From January 19, 2024, to August 19, 2024, the Company issued seven notes payable . Six of the Notes, upon an event of default, contain a conversion feature meeting the definition of a derivative liability.  For one of the Notes, the holder may convert after 180 days of the Note issuance date; the conversion right starts on October 1, 2024.  Pursuant to the Company’s contract ordering policy, the conversion features derivative liabilities were initially valued at $ 123,280 upon issuance and recorded as a derivative liability, resulting in additional debt discounts totaling $123,280.

The Notes have maturity dates ranging from November 2024 to May 2025 and carry interest rates ranging from 8% to 13%.

For one of the Notes which is convertible after 180 days from issuance or upon an event of default, the conversion rate shall be 65% of the Market Price with the Market Price being defined as the lowest trading price of the Company's common stock over the 10 preceding trading days. For six of the Notes, which are convertible only after an Event of Default, the conversion rate shall be 70% of the market price with the market price being defined as the lowest trading price of the Company's common stock over the 10 preceding trading days.

During the nine months ended September 30, 2024, the Company made payments on convertible notes payable and a note payable, resulting in a settlement of derivative liabilities totaling $173,273. Additionally, the Company issued 3,626,643 common shares for the conversion of notes payable with principal and accrued interest totaling $79,577, resulting in a settlement of derivative liabilities totaling $14,622.  The total $187,895 is included as a debt extinguishment gain in the statement of operations. The loss on extinguishment related to conversion of the $79,577 debt with a fair value of common shares issued of $164,893 was $85,316.  The above $187,895 gain and $85,316 loss resulted in a net gain on extinguishment of $102,579 as reflected in the statement of operations for the nine months ended September 30, 2024 .

During the nine months ended September 30, 2024, the Company amortized $ 292,470  of debt discount resulting in an unamortized debt discount of $108,262  and carrying value of $249,008  as of September 30, 2024. Accrued interest as of September 30, 2024 was $52,884.

Convertible notes value as of September 30, 2024 and December 31, 2023:

	September 30, 2024	December 31, 2023
Convertible notes	$357,270	$204,488
Unamortized discounts	(108,262)	(153,402)
Convertible notes, net	$249,008	$51,086

Scheduled maturities of debt remaining as of September 30, 2024 for each respective fiscal year end are as follows:

2024	$110,206
2025	1,531,070
Total	$1,641,276

NOTE 5 - CAPITAL STOCK

Capital Stock

As of September 30, 2024, the Company’s authorized capital stock consists of 5,000,000,000 shares of common stock at $0.0001 par value per share and 100,000,000 shares of preferred stock at $0.0001 par value per share. The Company has designated 60,000,000 shares of preferred stock as Class A convertible preferred stock (the “Class A Preferred Stock”), and 100 shares of preferred stock as Series B super voting preferred stock (the “Series B Preferred Stock”). The remaining 39,999,900 of preferred stock remains undesignated.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Company’s Annual Shareholders’ Meeting. An amendment of the Company’s Articles of Incorporation, however, requires the affirmative vote of a majority of the Company’s total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at the Company’s election.

During the nine months ended September 30, 2024, the Company issued  29,018,088  shares of its common stock, including:

-	11,061,800 shares of its common stock upon conversion of 442,472 shares of Class A preferred stock;
-	13,429,645 shares of its common stock for a total purchase price of $ 315,933, net of offering costs of $12,125;
-	900,000 shares of its common stock for various services provided, valued at $43,400 based on the closing market price of the common shares on the grant dates;
-

3,626,643  shares of its common stock with a fair value of $164,893 based on the closing market price on the conversion dates upon conversion of convertible notes and accrued interest in the amount of $79,577, resulting in net loss on debt extinguishment of $85,316.

F-10

Class A Preferred Stock

The Class A preferred stock has certain material rights and preferences (as is more fully set forth in the Certificate of Designation of the Class A Preferred Stock).

During the nine months ended September 30, 2024, a total of  4,040,000  shares of Class A preferred stock was issued to the members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $2,990,000 based on an assumed conversion at a 25 common shares for 1 preferred share ratio of the Class A preferred stock for common shares and the approximate $0.029 closing market price of the common shares on the date of grant.

During the nine months ended September 30, 2024,  442 ,472 shares of Class A preferred stock were converted into  11,061,800  common shares.

As of September 30, 2024, the Company had  59,880,127  shares of Class A preferred stock outstanding, of which  15,958,767  shares are held by the Company’s CEO. The former officers and directors of Singlepoint hold the remaining shares of the Class A preferred stock.

Ranking

The Class A preferred stock ranks, as to dividends and upon liquidation, senior and prior to the common stock of the Company.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A preferred stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of common stock or any other class or series of stock ranking junior, and amount per share equal to any dividends declared but unpaid thereon.

Voting

Each share of Class A preferred stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A preferred stock is convertible into 25 shares of common stock at the option of the holder.

Series B Super Voting Preferred Stock

The Series B preferred stock has certain material rights and preferences (as is more fully set forth in the Certificate of Designation of the Series B Preferred Stock) and has a stated value of $0.0001 per share.

During the nine months ended September 30, 2024, a total of 90 shares of Class A preferred stock was issued to the two members of the Company’s Board of Directors. A nominal value was recorded for the fair value of the Series B shares issued.

As of September 30, 2024, the Company had 90 shares of Series B preferred stock outstanding.

F-11

Dividends

There will be no dividends due or payable on the Series B Preferred Stock.

Liquidation Rights

Upon the occurrence of a “Liquidation Event,” the holders of Series B Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series B Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. “Liquidation Event” means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company, (ii) the purchase or redemption by the Company of shares of any class of stock or the merger or consolidation of the Company with or into any other corporation or corporations, or (iii) the sale, license or lease of all or substantially all, or any material part of, the Company’s assets.

Conversion Rights

The shares of Series B Preferred Stock are not convertible into shares of the Company’s Common Stock.

Voting Rights

If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 10 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting.

Each individual share of Series B Preferred Stock shall have the voting rights equal to:

[ten times the sum of: {all shares of Common Stock issued and outstanding at the time of voting + the total number of votes of all other series of Preferred Stocks which are issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series B Preferred Stock issued and outstanding at the time of voting]

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or Bylaws.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Legal Proceedings and Other Claims

From time to time, we are a party to claims and actions for matters arising out of our business operations. We regularly evaluate the status of the legal proceedings and other claims in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss, or an additional loss, may have been incurred and determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of possible loss or range of possible loss can be made for disclosure. Although the outcome of claims and litigation is inherently unpredictable, we believe that we have adequate provisions for any probable and estimable losses. It is possible, nevertheless, that our financial position, results of operations or liquidity could be materially and adversely affected in any particular period by the resolution of a claim or legal proceeding. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

F-12

Employment Agreements

Effective February 28, 2024, the Company entered into the Employment Agreement with Gregory Lambrecht, the Company’s Chief Executive Officer (the “CEO Agreement”). The term of the CEO Agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the CEO Agreement. Pursuant to the CEO Agreement, Mr. Lambrecht is entitled to an annual salary of $250,000. Mr. Lambrecht is also entitled to a bonus as determined by the Company’s Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the CEO Agreement, Mr. Lambrecht was issued 60 shares of Series B Preferred Stock of the Company.

Effective May 28, 2024, Gregory Lambrecht resigned as the Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of the Company.

Effective February 28, 2024, the Company entered into the Employment Agreement with Austen Lambrecht, the Company’s Vice President (the “VP Agreement”). The term of the VP Agreement is three years from the effective date, and will renew for six month periods automatically unless terminated by either party providing 90 days of prior written notice or for “Cause,” as defined in the VP Agreement. Pursuant to the VP Agreement, Mr. Lambrecht is entitled to an annual salary of $97,000. Mr. Lambrecht is also entitled to a bonus as determined by the Company’s Board of Directors, healthcare (once established by the Company), reimbursement of expenses, and 20 vacation days per year. Also, as an inducement to enter into the VP Agreement, Mr. Lambrecht was issued 30 shares of Series B Preferred Stock of the Company.

Effective May 28, 2024, the Board of Directors of the Company (with Austen Lambrecht abstaining) appointed Austen Lambrecht as Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer), and Chairman of the Board of the Company.

In February 2023, the Company entered into an employment agreement with Austen Lambrecht. The agreement provides that Austen Lambrecht would serve as Vice President for a term of three years at an annual salary of Eighty-Five Thousand Dollars ($85,000), with an incentive bonus and stock options as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term. The agreement also provides for compensation under certain severance and change of control circumstance of twelve months of salary and other bonus dollars that may be due.

In May 2021, the Company entered into an employment agreement with Greg Lambrecht. The agreement provides that Mr. Lambrecht would serve as Chief Executive Officer Company for a term of three years at an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), and an incentive bonus as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

NOTE 7 – SUBSEQUENT EVENTS

Management of the Company has performed a review of all events and transactions occurring after September 30, 2024 for items that would require adjustment to or disclosure in the accompanying condensed financial statements.

On November 1, 2024, the Company issued to Gregory Lambrecht, the Company’s former CEO and director, an Amended and Restated Promissory Note in the principal amount of $1,220,550 due to additional amounts loaned by Mr. Lambrecht.

Subsequent to September 30, 2024, the Company issued an aggregate of 8,000,000 shares of its common stock upon conversion of 320,000 shares of Class A preferred stock; 2,003,109 shares of its common stock for a total purchase price of $25,245; and 6,672,666 shares of common stock upon conversion of convertible notes principal of $45,140, accrued interest of $4,800 and fees of $5,250.

F-13

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

1606 Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 1606 Corp. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit and parent’s net investment, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

We have served as the Company's auditor since 2021.

Dallas, Texas

April 16, 2024

F-14

1606 CORP.

BALANCE SHEETS

	December 31,	December 31,
Assets	2023	2022
Current Assets
Cash	$48,941	$105,065
Accounts receivable	3,600	-
Notes receivable	21,500	-
Inventory	72,853	113,174
Prepaids and other current assets	1,444	13,577
Total Current Assets	148,338	231,816

Total Assets	$148,338	$231,816

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$295,041	$25,188
Accrued Interest	10,086	3,173
Note payable to related party	63,456	63,456
Convertible notes, net of discount	51,086	-
Derivative liability	193,026	-
Total Current Liabilities	612,695	91,817

Long Term Liabilities
Note payable to stockholder	950,550	735,050
Total Long Term Liabilities	950,550	735,050

Total Liabilities	1,563,245	826,867

Stockholders’ Equity
Undesignated Preferred Stock, par value $0.0001; 40,000,000 authorized; no shares issued and outstanding	-	-
Class A Convertible Preferred Stock, par value $0.0001 per share, 60,000,000 shares authorized; 56,282,599 and 56,635,000 shares issued and outstanding, respectively	5,628	5,663
Common Stock, par value $0.0001 per share, 5,000,000,000 shares authorized, 58,582,469 and 37,428,394 shares issued and outstanding, respectively	5,858	3,742
Additional paid-in capital	995,638	236,842
Accumulated deficit	(2,422,031)	(841,298)
Total Stockholders’ Equity	(1,414,907)	(595,051)
Total Liabilities and Stockholders’ Equity	$148,338	$231,816

The accompanying notes are an integral part of these financial statements.

F-15

1606 CORP.

STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Revenue, net of discounts	$1,603	$13,944

Cost of goods sold	995	12,762

Gross profit	608	1,182

Operating Expenses
Selling, general and administrative	1,709,100	541,219
Write-off of investments	65,000	-
Total operating expenses	1,774,100	541,219

Operating loss	(1,773,492)	(540,037)

Other Income
Change in fair value of derivative liabilities	192,759	-
Total other income	192,759	-

Loss from operations before income taxes	(1,580,733)	(540,037)

Provision for income taxes	-	-

Net Loss	$(1,580,733)	$(540,037)

Net loss per share – basic and diluted	$(0.03)	$(0.01)

Weighted average common shares – basic and diluted	47,322,946	37,144,459

The accompanying notes are an integral part of these financial statements.

F-16

1606 CORP.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

Year Ended December 31, 2022	Class A Convertible				Additional		Total
	Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2021	56,635,000	$5,663	37,103,394	$3,710	$74,374	(301,261)	$(217,514)
Net loss	-	-	-	-	-	(540,037)	(540,037)
Balance as of December 31, 2022	56,635,000	$5,663	37,428,394	$3,742	$236,842	$(841,298)	$(595,051)

Year Ended December 31, 2023	Class A Convertible				Additional		Total
	Preferred Stock		Common stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2022	56,635,000	$5,663	37,428,394	$3,742	$236,842	$(841,298)	$(595,051)
Share conversions	(552,405)	(55)	13,810,125	1,381	(1,326)	-	-
Preferred stock issued for services	200,004	20	-	-	109,982	-	110,002
Common stock issued for cash	-	-	825,000	83	412,417	-	412,500
Common stock issued for services	-	-	6,518,950	652	177,892	-	178,544
Settlement of derivative liability	-	-	-	-	59,831	-	59,831
Net loss	-	-	-	-	-	(1,580,733)	(1,580,733)
Balance as of December 31, 2023	56,282,599	$5,628	58,582,469	$5,858	$995,638	$(2,422,031)	$(1,414,907)

 The accompanying notes are an integral part of these financial statements.

F-17

1606 CORP.

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(1,580,733)	$(540,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Preferred and common shares issued for services provided	288,546	-
Write-off of investments	65,000	-
Amortization of debt discount	119,324	-
Financing cost	200,616	-
Change in fair value of derivative liabilities	(192,759)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,600)	-
Inventory	40,321	(81,725)
Prepaids and other current assets	12,133	(13,577)
Accounts payable and accrued liabilities	269,852	25,188
Accrued Interest	29,195	-
Net cash used in operating activities	(747,104)	(610,151)

Cash Flows from Investing Activities
Investment in operating companies	(65,000)	-
Investment in note receivable	(21,500)	-
Net cash used in investing activities	(86,500)	-

Cash Flows from Financing Activities
Proceeds from stockholder	215,500	543,173
Proceeds from convertible notes	245,000	-
Repayment of convertible notes	(95,520)	-
Proceeds from sale of common stock	412,500	162,500
Net cash provided by financing activities	777,480	705,673

Net increase (decrease) in cash	(56,124)	95,522

Cash, beginning of year	105,065	9,543

Cash, end of year	$48,941	$105,065

Supplemental disclosures of cash items
Interest paid	$-	$-
Income tax paid	$-	$-

Supplemental schedule of non-cash investing and financing activities
Discount on convertible notes payable from derivative liability	$141,231	$-
Settlement of derivative liability	$59,831	$-

The accompanying notes are an integral part of these financial statements.

F-18

1606 Corp.

Notes to the Financial Statements

For the years ended December 31, 2023 and 2022

NOTE 1 - DESCRIPTION OF BUSINESS

Corporate History

1606 Corp. (“1606” or the “Company”) was formed in February 2021 and was a division of Singlepoint Inc. (“Singlepoint”) until April 2021, when Singlepoint spun off 1606, whereby each holder of common stock and Class A preferred stock of Singlepoint received one share of unregistered and restricted common stock or Class A preferred stock of the Company for each such share owned of Singlepoint.

Business

The Company is an AI Chatbot company specializing in merchandizing bot specifically built for the CBD industry.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2023, the Company has yet to achieve significant profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on its ability to develop its business and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles of the United States (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

Cash

Cash consists of highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Credit Policy

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Management of the Company considers all receivables collectable. Uncollectable accounts are charged to expense when the account is determined to be uncollectable. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectable accounts receivable and existing economic conditions. At December 31, 2023 and 2022, the allowance for doubtful accounts balance is $0.

F-19

Inventory

Inventories are valued at the lower of cost or net realizable value, and consist primarily of hemp products. The Company’s inventory as of December 31, 2023, and 2022 consisted of finished hemp products. At each balance sheet date, the Company evaluates inventories for excess quantities, obsolescence, or shelf-life expiration. This evaluation includes analysis of historical sales levels by product, projections of future demand and the risk of technological or competitive obsolescence for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value of this inventory to the lower of cost or market. No such adjustments were deemed necessary during the periods presented.

Investments

Investments are recorded at cost and evaluated for impairment each balance sheet date. During the year ended December 31, 2023, the Company wrote-off investments of $15,000 and $50,000 initially made under the terms of a separate Letter of Intent and Member Interest Purchase Agreement, respectively in companies that operate in the hemp market. See Note 7 - Commitments and Contingencies.

Revenue Recognition

The Company, which has adopted ASC 606 “Revenue from Contracts with Customers”, derives its revenues primarily from the sale of hemp products. Revenues are recognized when control of these products is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Any shipping and handling fees charged to customers are reported within revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components as payment is received at or shortly after the point of sale.

Cost of Goods Sold and Selling, General and Administrative Expenses

Costs associated with the production and procurement of product are included in cost of goods sold, including shipping and handling costs such as inbound freight costs, purchasing, and receiving costs, inspection costs and other product procurement related charges. All other expenses are included in selling, general and administrative expenses, as the predominant expenses associated therewith are general and administrative in nature.

Income taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable tax rates. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

Tax benefits are recognized from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by a tax authority and based upon the technical merits of the tax position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. An unrecognized tax benefit, or a portion thereof, is presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed.

F-20

Net Loss Per Common Share

Basic loss per share data is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share data is computed using the weighted-average number of common and dilutive common-equivalent shares outstanding during the period. Dilutive common-equivalent shares consist of shares that would be issued upon the exercise of stock options and other common stock equivalents, computed using the treasury stock method, and are excluded from the calculation of weighted average dilutive common shares, to the extent they are issued and outstanding, because their effect would be anti-dilutive. The number of potentially dilutive shares excluded from the calculation of diluted earnings per share were 2,265,400 related to the Company’s Class A preferred stock. These shares were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive.

At December 31, 2023 and 2022, 58,582,469 and 37,428,394 shares of the Company’s common stock were outstanding, respectively. These share amounts are utilized for the calculation of basic and diluted earnings per share for years then ended.

Selling and Marketing

Selling and marketing costs are expensed as incurred and are reported under selling, general and administrative in the accompanying statements of operations. Selling, general and administrative costs were $1,709,100 and $541,219 for the year ended December 31, 2023 and 2022, respectively.

Fair Value Measurement

ASC Topic 820, “Fair Value Measurement”, requires that certain financial instruments be recognized at their fair values at our balance sheet dates. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Financial Instruments.”

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in the Company’s balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any Level 1 or Level 2 assets and liabilities at December 31, 2022 or 2023. The Derivative liabilities are Level 3 fair value measurements.

F-21

The following is a summary of activity of Level 3 liabilities for the year ended December 31, 2023:

Balance - December 31, 2022	$-
Additions	445,616
Settlements	(59,831)
Change in fair value	(192,759)
Balance - December 31, 2023	$193,026

Beginning on June 27, 2023, the Company issued note payable agreements which contain conversion provisions meeting the definition of a derivative liability which therefore require bifurcation. Further, pursuant to the Company’s contract ordering policy, equity linked instruments subsequent to June 27, 2023, resulted in derivative liabilities.

At December 31, 2023, the Company estimated the fair value of the conversion feature derivatives embedded in the notes payable and warrants based on assumptions used in the Cox-Ross-Rubinstein binomial pricing model using the following inputs: the price of the Company’s common stock of $0.0285; risk-free interest rates ranging from 4.79% to 5.03%; expected volatility of the Company’s common stock ranging from 110% to 204% based on the volatility of comparable publicly traded entities; and exercise prices of $0.0182; and terms of eight to twelve months.

Segment reporting

The Company operates in a single business segment. As a result, the Company’s operations are a single reportable segment, which is consistent with the Company’s internal management reporting.

Subsequent Events

The Company has evaluated all subsequent events from December 31, 2023, through the date of filing of this report. and determined that there were no events or transactions required recognition or disclosure in the accompanying  financial statements. (see Note 8).

Recent Accounting Pronouncements

The Company has considered the potential impact of recent accounting pronouncements and has not identified any that are expected to have a material impact on the financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

Related Party Transactions

During the year ended December 31, 2023, a total of 200,001 shares of Class A preferred stock were issued to the Company’s Vice President, Austen Lambrecht, the son of Greg Lambrecht, the Company’s Chief Executive Officer (“CEO”). In addition, one share of Class A preferred stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided. See Note 5 - Capital Stock.

During the year ended December 31, 2023, 552,405 shares of Class A preferred stock were converted into 13,810,125 common shares.

During the years ended December 31, 2023 and 2022, the Company borrowed $215,500 and $540,000, respectively in a series of cash payments from the Company’s CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totals $950,550 at December 31, 2023.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $6,346 and $3,173 at December 31, 2023 and 2022, respectively.

F-22

NOTE 4 – DEBT

Promissory Notes Payable - Related Party

During the years ended December 31, 2023 and 2022, the Company borrowed $215,500 and $540,000, respectively in a series of cash payments from the Company’s CEO in exchange for the issuance of a promissory note. The promissory note is not secured by Company assets, does not bear interest and is due in full on March 15, 2025. The promissory note totals $950,550 at December 31, 2023.

In June 2021, the Company entered into an Asset Purchase Agreement with Singlepoint to purchase certain assets in exchange for the issuance of a promissory note (the “Note”) for $63,456. The Note bears interest at 5%, has a three-year term, and is due in monthly installments of $1,902 beginning August 1, 2021. The Company has not made any payments on the Note and is currently in default. Accrued interest on the Note totaled $6,346 and $3,173 at December 31, 2023 and December 31, 2022, respectively.

Convertible Notes Payable

During the year ended December 31, 2023, the Company entered into a series of convertible promissory note agreements in the amount of $204,488. The notes have a 1-year term, bear interest of 8-9%, and have a conversion price equal to 65% of the lowest trading price for the common stock during the ten-day period prior to the conversion date. The Company recorded $9,476 to the original debt discount.

During the year ended December 31, 2023, the Company amortized $3,653 of debt discount resulting in an unamortized debt discount of $20,323 and carrying value of $178,653 as of December 31, 2023. Accrued interest as of December 31, 2023 was $2,714.

From June 27, 2023 to December 19, 2023, the Company issued three convertible notes payable which contain a conversion feature meeting the definition of a derivative liability.  Pursuant to the Company’s contract ordering policy, the conversion features were valued at $445,616 upon issuance and recorded as a derivative liability, resulting in additional debt discounts totaling $249,000.

On December 20, 2023, the Company repaid a convertible note payable prior to maturity, resulting in a settlement of derivative liabilities totaling $59,831.

Scheduled maturities of debt remaining as of December 31, 2023 for each respective fiscal year end are as follows:

2024	$114,542
2025	950,550
Total	$1,065,092

NOTE 5 - CAPITAL STOCK

Capital Stock

As of December 31, 2023, the Company’s authorized capital stock consists of 5,000,000,000 shares of common stock at $0.0001 par value per share and 100,000,000 shares of preferred stock at $0.0001 par value per share. The Company has designated 60,000,000 shares of preferred stock as Class A convertible preferred stock (the “Class A Preferred Stock”). The remaining 40,000,000 of preferred stock remains undesignated.

As of December 31, 2023, there were 56,282,599 shares of Class A preferred stock and 58,582,469 shares of common stock issued and outstanding.

F-23

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Company’s Annual Shareholders’ Meeting. An amendment of the Company’s Articles of Incorporation, however, requires the affirmative vote of a majority of the Company’s total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at the Company’s election.

During the year ended December 31, 2023, the Company issued 6,518,950 shares of its common stock in payment for various services provided. The shares had a fair value of $178,544 based on the closing market price of the common shares on the date of grant.

During the year ended December 31, 2023, the Company issued 13,810,125 common shares upon conversion of 552,405 shares of Class A preferred stock and sold 825,000 common shares at $0.50 per share for a total purchase price of $412,500.

During the year ended December 31, 2022, the Company sold 325,000 common shares at $0.50 per share for a total purchase price of $162,500.

Preferred Stock

As of December 31, 2023, the Company had 56,282,599 shares of Class A preferred stock outstanding, of which 31,092,556shares are held by the Company’s CEO. The former officers and directors of Singlepoint hold the remaining shares of the Class A preferred stock.

The Class A preferred stock has certain material rights and preferences (as is more fully set forth in the Certificate of Designation of the Class A Preferred Stock).

During the year ended December 31, 2023, a total of 200,001 shares of Class A preferred stock was issued to the Company’s Vice President, Austen Lambrecht and one share of Class A preferred stock was issued to Greg Lambrecht and each of the two other members of the Company’s Board of Directors for services provided. The value of all these shares was determined to be $110,002 based on an assumed conversion at a one-for-25 ratio of the Class A preferred stock for common shares and the closing market price of the common shares on the date of grant.

During the year ended December 31, 2023, 552,405 shares of Class A preferred stock were converted into 13,810,125 common shares. No shares of the Company’s Class A preferred stock were issued during the quarter and year ended December 31, 2022.

Ranking

The Class A preferred stock ranks, as to dividends and upon liquidation, senior and prior to the common stock of the Company.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A preferred stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of common stock or any other class or series of stock ranking junior, and amount per share equal to $1.00.

Voting

Each share of Class A preferred stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A preferred stock is convertible into common stock on a one-for-25 basis at the option of the holder.

F-24

NOTE 6 – INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740 “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

The components of income tax expense for the years ended December 31, 2023 and 2022, consist of the following:

	2023	2022
Federal tax statutory rate	21.0%	21.0%
Permanent differences	-%	-%
Valuation allowance	(21.0)%	(21.0)%
Effective rate	-%	-%

Significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2023 and 2022 are as follows:

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$537,032	$265,673

Total deferred tax asset	537,032	265,673

Valuation allowance	(537,032)	(265,673)
Net deferred tax assets	$-	$-

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Letter of Intent

On February 22, 2023, the Company entered into a Letter of Intent for the acquisition of a Fifty-One Percent (51%) ownership interest in a natural therapeutic products company for total purchase consideration of $7,140,000 consisting of cash payments of $150,000 and $6,990,000 in Company common stock. During the year ended December 31, 2023, the Company wrote off the initial $15,000 investment as it was determined the acquisition would not move forward and recovery of the amount was uncertain.

Membership Interest Purchase Agreement

On February 28, 2023, the Company entered into a Membership Interest Purchase Agreement for the acquisition of Fifty-One Percent (51%) of the Membership Units of a hemp distribution company for total purchase consideration consisting of 230,559 shares of the Company’s common stock and a cash payment of $50,000. During the year ended December 31, 2023, the Company wrote off the initial $50,000 investment as it was determined the acquisition would not move forward and recovery of the amount was uncertain.

F-25

Legal Proceedings and Other Claims

From time to time, we are a party to claims and actions for matters arising out of our business operations. We regularly evaluate the status of the legal proceedings and other claims in which we are involved to assess whether a loss is probable or there is a reasonable possibility that a loss, or an additional loss, may have been incurred and determine if accruals are appropriate. If accruals are not appropriate, we further evaluate each legal proceeding to assess whether an estimate of possible loss or range of possible loss can be made for disclosure. Although the outcome of claims and litigation is inherently unpredictable, we believe that we have adequate provisions for any probable and estimable losses. It is possible, nevertheless, that our financial position, results of operations or liquidity could be materially and adversely affected in any particular period by the resolution of a claim or legal proceeding. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

Employment Agreements

In February 2023, the Company entered into an employment agreement with Austen Lambrecht. The agreement provides that Austen Lambrecht would serve as Vice President for a term of three years at an annual salary of Eighty-Five Thousand Dollars ($85,000), with an incentive bonus and stock options as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term. The agreement also provides for compensation under certain severance and change of control circumstance of twelve months of salary and other bonus dollars that may be due.

In May 2021, the Company entered into an employment agreement with Greg Lambrecht. The agreement provides that Mr. Lambrecht would serve as Chief Executive Officer Company for a term of three years at an annual salary of Two Hundred Fifty Thousand Dollars ($250,000), and an incentive bonus as determined by the Board of Directors. The agreement automatically renews for additional six-month periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

All of the salary was accrued and unpaid.

NOTE 8 – SUBSEQUENT EVENTS

None

F-26

PART III - EXHIBITS

Exhibits

The following exhibits are included as part of this Offering Circular:

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Articles of Incorporation	S-1	333-258912	3.1	8/19/21
2.2	Bylaws	S-1	333-258912	3.3	8/19/21
3.1	Certificate of Designation for Class A Preferred Stock	S-1	333-258912	3.2	8/19/21
3.2	Certificate of Designation for Series B Preferred Stock	8-K	000-56467	3.1	3/4/24
4.1	Subscription Agreement	1-A	024-12466	4.1	7/19/24
6.1*	Employment Agreement between 1606 Corp. and Greg Lambrecht dated May 10, 2021	S-1	333-258912	10.1	8/19/21
6.2	Asset Purchase Agreement between 1606 Corp. and Singlepoint Inc. dated June 15, 2021	S-1	333-258912	10.2	8/19/21
6.3	Stock Purchase Agreement between 1606 Corp. and Asia Lambrecht dated April 28, 2021	S-1/A	333-258912	10.3	11/23/21
6.4	Stock Purchase Agreement between 1606 Corp. and Austen Lambrecht dated April 28, 2021	S-1/A	333-258912	10.4	11/23/21
6.5	Stock Purchase Agreement between 1606 Corp. and Heather McCulley dated April 28, 2021	S-1/A	333-258912	10.5	11/23/21
6.6	Equity Financing Agreement with GHS Investments, LLC	8-K	000-56467	10.6	2/14/23
6.7	Registration Rights Agreement with GHS Investments, LLC	8-K	000-56467	10.7	2/14/23
6.8	Membership Purchase Agreement	S-1/A	333-270963	10.8	7/7/23
6.9*	Employment Agreement dated February 20, 2024 with Gregory Lambrecht	10-K	000-56467	10.9	4/17/24
6.10*	Employment Agreement dated February 20, 2024 with Austen Lambrecht	10-K	000-56467	10.10	4/17/24
9.1	Letter from Turner, Stone & Company, L.L.P. dated October 25, 2024	8-K	000-56467	16.1	10/25/24
11.1	Consent of Business Legal Advisors, LLC (included in Exhibit 12.1)					--
11.2	Consent of Turner, Stone & Company, L.L.P.					X
12.1	Opinion of Business Legal Advisors, LLC as to the legality of the securities being offered					X

____________

*	Indicates management contract or compensatory plan or arrangement.

37

SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 11, 2024.

1606 CORP.

By:	/s/ Austen Lambrecht
Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of Regulation A, this Form 1-A has been signed by the following persons in the capacities indicated on December 11, 2024:

Name	Title

/s/ Austen Lambrecht	CEO and Director
Austen Lambrecht

/s/ Govindan Gowrishankar	Director
Govindan Gowrishankar

/s/ Venu Aravamudan	Director
Venu Aravamudan

38